Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-178782 May 11, 2012

The following materials will be displayed beneath the countertops from which prospectuses can be obtained at information booths to be maintained by the issuer.

Booth Countertop Display Rider

The issuers have filed registration statements (including prospectuses) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and the other documents the issuers have filed with the SEC for more complete information about the issuers and these offerings. You may get the documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offerings will arrange to send you the prospectuses if you request them by calling toll free 1-888-638-1588.

THIS SALES AND ADVERTISING LITERATURE MUST BE READ IN CONJUNCTION WITH THE PROSPECTUS IN ORDER TO UNDERSTAND FULLY ALL OF THE IMPLICATIONS AND RISKS OF THE OFFERING OF SECURITIES TO WHICH IT RELATES. A COPY OF THE PROSPECTUS MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH THIS OFFERING.

THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA DOES NOT RECOMMEND OR ENDORSE THE PURCHASE OF THESE SECURITIES.

INFORMATIONAL ADVERTISING ONLY. THE SECURITIES HEREIN DESCRIBED HAVE NOT BEEN QUALIFIED OR REGISTERED FOR SALE IN TEXAS. ANY REPRESENTATION TO THE CONTRARY OR CONSUMMATION OF SALE OF THESE SECURITIES IN TEXAS PRIOR TO QUALIFICATION OR REGISTRATION THEREOF IS A CRIMINAL OFFENSE.

This advertisement is not intended to be directed to residents of any state other than California, Florida, Illinois, Kentucky, Maryland, Michigan, New Jersey, New York and Oregon.